EXHIBIT 99.1

Morris Weiss Resigns From the  Board of Directors of Applied Minerals Inc.

New York – Applied Minerals Inc. (OTCBB: AMNL) (“AMNL”), a leading global producer of Halloysite Clay, today announced Morris Weiss has resigned from the Company’s Board of Directors, and any Committees of the Board of Directors, effective April 16, 2010.  Mr. Weiss has advised the Company that he has accepted a new professional position and he will not be able to meet the time commitments required of a director of the AMNL Board.  Mr. Weiss further advised the Company that his resignation is not the result of any disagreement with the AMNL Board of Directors or the Company’s management.

John Levy, Chairman of the Board of Directors for Applied Minerals, stated: “We would like to acknowledge Morris for the dedication and expertise that he has provided the Company during a challenging period in its history. With those challenges successfully resolved, Morris has decided to apply his skill set to a new situation.  Personally, and also on behalf of the Board, I want to wish Morris the best of success in his new position.”

Mr. Weiss was appointed to AMNL’s Board of Directors in 2008.  AMNL will search for a replacement candidate who can provide related synergies and guidance as the Company continues to execute its business plan.

About Applied Minerals, Inc.

Applied Minerals Inc. is a leading global producer of Halloysite Clay from its wholly- owned Dragon Mine Property in Utah.  Halloysite is an aluminosilicate clay that forms naturally occurring nanotubes.  In addition to serving the traditional Halloysite markets for use in technical ceramics and catalytic applications, the Company has targeted niche applications that it feels will benefit from the tubular morphology of its Halloysite. These include: carriers of active ingredients in paints, coatings and building materials, agricultural applications and high-performance fillers in plastic composites.

Statements in this press release that are not historical facts, and this includes all the statements concerning future-oriented statements relating to processing, capacity, costs, notifications, working together, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of significant risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied.